Exhibit 99.8

Execution

August 4, 2025

Redmile Group, LLC

One Letterman Drive,

Building D, Suite D3-300

San Francisco, CA 94129

Attention: Redmile Legal

Re:	Shattuck Labs, Inc. Participation and Observer Rights

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) memorializes the agreement and understanding between Redmile Group, LLC (collectively, together with their Affiliates, “Redmile”) and Shattuck Labs, Inc., a Delaware corporation, and any successors and assigns (the “Company”), regarding the Company’s grant to Redmile of the rights to (1) participate in the Company’s future equity offerings of its equity securities on the terms, and subject to the conditions, set forth below, and (2) appoint one non-voting observer to the Board of Directors of the Company (the “Board of Directors”).

The Company is entering into this Letter Agreement as a material inducement to cause Redmile to enter into that certain Securities Purchase Agreement, dated as of August 4, 2025 (the “Purchase Agreement”), by and among the Company and the investors listed on Exhibit A thereto. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement, including in the form of Registration Rights Agreement attached as an exhibit thereto.

In consideration of the foregoing and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by execution of this Letter Agreement, the Company and Redmile hereby agree as follows:

1.	Future Equity Offerings Participation Right. The Company shall, within a reasonable period of time preceding the consummation of any future equity offering (excluding a firm commitment underwritten offering and sales by the Company pursuant to any “at-the-market” offering facility) (a “Future Equity Offering”), and in compliance with all applicable laws and regulations, provide Redmile with the opportunity to purchase securities offered in any Future Equity Offering (such right, the “Future Equity Offering Participation Right”). If Redmile exercises its Future Equity Offering Participation Right, Redmile shall have the right to purchase up to a number of securities to be sold in such Future Equity Offering equal to its pro rata percentage ownership in the Company (the “Participation Percentage”). In the event of a firm commitment underwritten offering, the Company shall, in compliance with all applicable laws and regulations, use commercially reasonable efforts to cause the Company’s managing underwriter(s) to provide Redmile with the opportunity to purchase shares of Common Stock offered to the public in such offering, at the same price per share at which such shares of Common Stock are sold to the public in such offering, up to Redmile’s Participation Percentage. For purposes of this Letter Agreement, “Participation Percentage” shall be calculated as a fraction, the numerator of which shall be equal to the number of shares of Common Stock held by Redmile (including all shares of Common Stock then issuable (directly or indirectly) upon conversion of any pre-funded warrants, common stock warrants and stock options beneficially owned by Redmile without regard to any beneficial ownership limitations) immediately prior to the consummation of the Future Equity Offering, and the denominator of which shall be equal to the total number of outstanding shares of Common Stock (including all shares of Common Stock issuable (directly or indirectly) upon conversion of all the pre-funded warrants and common stock warrants then outstanding and all stock options beneficially owned by Redmile) immediately prior to the consummation of the Future Equity Offering. Redmile may apportion its Future Equity Offering Participation Right among itself and its Affiliates in such proportions as it deems appropriate. For the avoidance of doubt, nothing in this Section 1 shall limit the number of securities that Redmile or its Affiliates may acquire in a Future Equity Offering outside of its Future Equity Offering Participation Right nor shall it obligate Redmile to participate in any Future Equity Offering.

2.	Board Observer Right.

a.	Beginning on the Closing Date and continuing until the earlier to occur of (i) the date on which Redmile no longer beneficially owns at least 7.5% of the outstanding shares of Common Stock, but only if such reduction in beneficial ownership is a result of transactions effected by Redmile (calculated in the same manner as the Participation Percentage); or (ii) the date on which Redmile no longer beneficially owns at least 5% of the outstanding shares of Common Stock if such reduction in beneficial ownership occurs for any reason (the “Expiration Event”), the Company shall invite a single representative of Redmile (a “Redmile Observer”), as designated by Redmile from time to time, to attend and participate in all meetings of the Board of Directors and any committees thereof in a nonvoting observer capacity. In this respect, the Company shall give the Redmile Observer (i) written notice of, agendas and participation details for such meetings and (ii) copies of all notices, minutes, consents, and other materials, including, without limitation, slide decks and presentations, in each case, that it provides to the members of the Board of Directors or any committee thereof, as applicable, at the same time and in the same manner as provided to such members; provided, however, that the Company reserves the right to withhold any information and to exclude the Redmile Observer from any meeting or portion thereof if the Board of Directors determines in good faith and based upon the advice of outside counsel and following reasonable notice to the Redmile Observer, that access to such information or attendance at such meeting could (x) adversely affect the attorney-client privilege between the Company and its counsel or (y) result in a conflict of interest between the Company and Redmile. If the Redmile Observer is so excluded, then, to the extent permissible under this Section, the Company will inform the Redmile Observer of the general nature of the subject matter discussed and explain the Board’s rationale for the decision to exclude the Redmile Observer.

b.	The Redmile Observer shall not, by virtue of his or her capacity as such, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or any of its Affiliates or subsidiaries or its or their respective equityholders or any other Person or any duties (fiduciary or otherwise) otherwise applicable to the members of the Board of Directors.

c.	The Company’s obligations under this Section 2 are contingent upon such Redmile Observer’s (i) entering into a reasonable and mutually agreeable confidentiality agreement with the Company and (ii) agreeing, solely in such individual’s capacity as a Redmile Observer, to be bound by the Company’s insider trading and window policies then in effect and applicable to members of the Board of Directors.

3.	Miscellaneous.

a.	Termination. This Agreement and the rights described herein shall terminate and be of no further force or effect upon the earliest to occur of (a) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights; and (ii) for purposes other than the reincorporation of the Company in a different state; or (b) the Expiration Event; provided, that, in the case of Section 2 of this Letter Agreement, the rights contained therein shall terminate in accordance with the terms thereof, and provided, further, in each case, the confidentiality obligations referenced herein will survive any such termination.

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b.	Conflict; Amendment; Waiver; Entire Agreement. In the event of any conflict between the provisions of this Letter Agreement and the provisions of the Purchase Agreement, the provisions of this Letter Agreement shall prevail and be given effect. Any term of this Letter Agreement may be amended, terminated or waived only with the written consent of the Company and Redmile. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Letter Agreement. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of such rights. This Letter Agreement, together with the Purchase Agreement and the other transaction documents entered into in connection therewith, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

c.	Miscellaneous. Section 8.2 (Notices), Section 8.3 (Consent to Electronic Notice), Section 8.4 (Severability), Section 8.5 (Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury), Section 8.8 (Assignment), Section 8.9 (Confidential Information), Section 8.13 (Headings), Section 8.14 (Counterparts), Section 8.17 (Contract Interpretation) and Section 8.18 (Arm’s Length Negotiations) of the Purchase Agreement are incorporated by reference herein, mutatis mutandis.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first set forth above.

COMPANY: SHATTUCK LABS, INC.

By:	/s/ Andrew Neill
Name: Andrew Neill
Title: Chief Financial Officer

[Signature page to Redmile Side Letter]

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first set forth above.

REDMILE GROUP, LLC

By:	/s/ Joshua Garcia
Name: Joshua Garcia
Title: Authorized Signatory

[Signature page to Redmile Side Letter]